Exhibit 5.1

Kirkpatrick & Lockhart Preston Gates Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104
(206) 623-7580

March 28, 2007

Zumiez Inc.
6300 Merrill Creek Parkway, Suite B
Everett, WA 98203

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date referenced above under the Securities Act of 1933 (the “1933 Act”) for the registration of shares of common stock, no par value per share (the “Common Stock”), of Zumiez Inc., a Washington corporation, covering the offering and sale of 900,000 shares of Common Stock by the Selling Shareholders named in the Registration Statement (the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation and Bylaws, and the corporate action of the Company that provided for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Washington Business Corporation Act.

Based upon and subject to the foregoing, it is our opinion that the Shares have been validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and any amendment thereto, and to the reference to this firm in the related Prospectus under the caption “Legal Matters”.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP